UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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STRATTEC SECURITY CORPORATION

(Name of Registrant as Specified in Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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STRATTEC SECURITY CORPORATION

3333 WEST GOOD HOPE ROAD

MILWAUKEE, WISCONSIN 53209

Notice of Annual Meeting of Shareholders

to be held on October 5, 2021

The Annual Meeting of Shareholders (the “Annual Meeting”) of STRATTEC SECURITY CORPORATION, a Wisconsin corporation (the “Corporation” or “STRATTEC”), will be held at the Holiday Inn Milwaukee Riverfront Hotel, 4700 North Port Washington Road, Milwaukee, Wisconsin 53212, on Tuesday, October 5, 2021, at 8:00 a.m. local time, for the following purposes:

1. To elect two directors to serve for a three-year term.

2. To consider and act upon a proposal to approve an amendment to STRATTEC’s Amended and Restated Articles of Incorporation, as previously amended, to increase the number of authorized shares of the Corporation’s common stock, $0.01 par value per share, from 12,000,000 shares to 18,000,000 shares.

3. To approve a non-binding advisory proposal on executive compensation.

4. To take action with respect to any other matters that may be properly brought before the Annual Meeting and that might be considered by the shareholders of a Wisconsin corporation at their annual meeting.

By order of the Board of Directors

PATRICK J. HANSEN,
Secretary

Milwaukee, Wisconsin

September 2, 2021

Shareholders of record at the close of business on August 18, 2021 are entitled to vote at the Annual Meeting. Your vote is important to ensure that a majority of our stock is represented. Whether or not you plan to attend the Annual Meeting in person, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you later find that you may be present at the Annual Meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted. Shareholders holding shares in brokerage accounts (“street name” holders) who wish to vote at the Annual Meeting will need to obtain a proxy form and voting instructions from the institution that holds their shares.

Proposal 3: Non-Binding Advisory Vote on Executive Compensation	33
The Proposal	33
Vote Required for Approval	33
Board of Directors Recommendation	34
Annual Report to the Securities and Exchange Commission on Form 10-K	34
Shareholder Proposals	34
Other Matters	35

ii

STRATTEC SECURITY CORPORATION

3333 WEST GOOD HOPE ROAD

MILWAUKEE, WISCONSIN 53209

Proxy Statement for the 2021 Annual Meeting of Shareholders

to be Held on October 5, 2021

Important Notice Regarding the Availability of Proxy Materials for the

2021 Annual Meeting of Shareholders to be held on October 5, 2021:

This Proxy Statement and the Accompanying Annual Report

are Available at www.strattec.com

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of STRATTEC SECURITY CORPORATION of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders of STRATTEC (the “Annual Meeting”) to be held at the Holiday Inn Milwaukee Riverfront Hotel, 4700 North Port Washington Road, Milwaukee, Wisconsin 53212, on Tuesday, October 5, 2021, at 8:00 a.m., local time, and any adjournments thereof. Only shareholders of record at the close of business on August 18, 2021 will be entitled to notice of and to vote at the Annual Meeting. There will be no presentation regarding our operations at the Annual Meeting. The only matters to be discussed at the Annual Meeting are the matters set forth in this Proxy Statement for the 2021 Annual Meeting of Shareholders and such other matters as are properly presented at the Annual Meeting.

Our principal executive offices are located at 3333 West Good Hope Road, Milwaukee, Wisconsin 53209. It is expected that our Annual Report to Shareholders, this Proxy Statement and the accompanying form of proxy will be mailed, furnished or otherwise made available to shareholders on or about September 2, 2021.

GENERAL INFORMATION

Proxies and Voting Procedures

The shares represented by each valid proxy received in time will be voted at the Annual Meeting and, if a choice is specified in the form of proxy, it will be voted in accordance with that specification. If you submit a proxy without providing voting instructions, the shares represented by that proxy will be voted “For”:

•	election to the Board of Directors of the two nominees named on the accompanying proxy;

•

approval of the proposed amendment to the STRATTEC Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock, $0.01 par value per share, from 12,000,000 shares to 18,000,000 shares; and

•	approval of the non-binding advisory proposal on executive compensation.

If any other matters are properly presented at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have the authority to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is adjourned or postponed, a proxy will remain valid and may be voted at the adjourned or postponed meeting. As of the date of printing of this Proxy Statement, we do not know of any other matters that are to be presented at the Annual Meeting other than (1) the election of the nominee directors, (2) the proposal to approve the amendment to our Amended and Restated Articles of Incorporation to increase our number of authorized shares of common stock and (3) the non-binding advisory proposal on executive compensation.

Shareholders may revoke proxies at any time to the extent they have not been exercised by giving us written notice or by delivering a later executed proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a record shareholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a prior granted proxy. The cost of solicitation of proxies will be borne by STRATTEC. Shareholders holding shares in brokerage accounts (“street name” holders) who wish to vote at the Annual Meeting will need to obtain a proxy form and voting instructions from the institution that holds their shares. Solicitation will be made primarily by use of the mail; provided, however, some solicitation may be made by our management employees, without payment of any additional compensation, by telephone, by facsimile, by email or in person.

Shareholders Entitled to Vote

Only shareholders of record at the close of business on August 18, 2021 will be entitled to notice of and to vote at the Annual Meeting. On the record date, we had issued and outstanding 3,939,830 shares of our common stock, $0.01 par value per share (the “Common Stock”), entitled to one vote per share.

Quorum; Required Vote

A majority of the votes entitled to be cast at the Annual Meeting, represented either in person or by proxy, shall constitute a quorum with respect to the meeting. Under Wisconsin law and our Articles of Incorporation and Bylaws (in each case, as amended and restated), the vote required for approval of the matters specified in the Notice of the Annual Meeting is as follows:

•

At the 2019 annual meeting of shareholders, the Corporation adopted a majority voting standard in uncontested elections of directors. Accordingly, at the 2021 Annual Meeting a majority of the votes cast in favor of the election of each nominee director is required for the election of that director.

•

Approval of the amendment to our Amended and Restated Articles of Incorporation to increase our number of authorized shares of Common Stock requires the number of properly cast votes in favor of this proposal to exceed the number of properly cast votes against this proposal.

•

Approval of the non-binding advisory proposal on executive compensation requires the number of properly cast votes in favor of this proposal to exceed the number of properly cast votes against this proposal.

•

Approval of any other matter that may properly be presented at the Annual Meeting will require the number of properly cast votes in favor of such matter to exceed the number of properly cast votes against such matter.

Abstentions and broker nonvotes (i.e., shares held by brokers in “street name,” voting on certain matters due to discretionary authority or instructions from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will count toward the quorum requirement but will not count toward the determination of whether the directors are elected or whether such other matters noted above are approved. The Inspector of Election appointed by our Board of Directors will count the votes and ballots.

PROPOSAL 1: ELECTION OF DIRECTORS

The proxies appointed in the accompanied form of proxy are expected to vote for the election of the nominee directors noted in the table below to serve as directors of STRATTEC. Our Board of Directors is divided into three classes, with the term of office of each class ending in successive years. Two directors are to be elected at the Annual Meeting to serve for a term of three years expiring in 2024 and three directors will continue to serve for the terms designated in the table shown below. As indicated below, the individuals nominated by our Board of Directors for election at the Annual Meeting are each an incumbent director. The table below also provides brief biographies of each of our incumbent directors, including the nominee directors for this year’s Annual Meeting. We anticipate that the nominees listed in this Proxy Statement will be candidates when the election is held. However, if an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for a nominee director, proxies will be voted for a substitute nominee selected by the proxy holders (except where a proxy withholds authority with respect to the election of directors).

Director Qualifications

The following table provides information as of the date of this Proxy Statement about each nominee for election to our Board of Directors at the Annual Meeting and about each of our incumbent directors who are continuing as directors of STRATTEC after the Annual Meeting. The information presented includes information each nominee or director has given us about his age, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. Our Nominating and Corporate Governance Committee regularly evaluates the mix of experience, qualifications, attributes and skills of our directors using a matrix of areas that this Committee considers important for our business. In addition to the information presented below regarding the nominee’s or incumbent’s specific experience, qualifications, attributes and skills that led our Nominating and Corporate Governance Committee to the conclusion that such person should serve as a director of STRATTEC, our Nominating and Corporate Governance Committee also considered the qualifications and criteria described below under “Corporate Governance Matters – Director Nominations” with the objective of creating a complementary mix of directors.

Board of Directors Recommendation

The Board of Directors recommends that shareholders vote FOR the election of Harold M. Stratton II and Thomas W. Florsheim, Jr., as directors of STRATTEC, for a three year term expiring in 2024.

Name, Principal Occupation for Past Five Years and Directorships	Age	Director Since
Nominees for election at the Annual Meeting (Class of 2024):

HAROLD M. STRATTON II	73	1994

Chairman of the Board of Directors of STRATTEC since February 1999 (Non-Executive Chairman since September 2012). Chief Executive Officer of STRATTEC from February 1999 until August 31, 2012. President of STRATTEC from October 2004 to December 31, 2009. President and Chief Executive Officer of STRATTEC from February 1995 to February 1999. Director and member of the Audit and Compensation and Executive Development Committees of Twin Disc Inc.

Mr. Stratton has gained extensive experience and skills through his activities as an executive of STRATTEC and its predecessor for a period of over 25 years ending in 2012, including experience related to mergers and acquistitions, strategic planning, operations, corporate communication and sales and marketing. As a result, Mr. Stratton has obtained a deep knowledge and understanding of our business, industry and strategies, all of which led to the conclusion that he should serve as a director of STRATTEC.

THOMAS W. FLORSHEIM, JR.	63	2012

Chairman of the Board and Chief Executive Officer of the Weyco Group, Inc. (a company engaged in the business of the design and distribution of quality and innovative footwear) since 2002. Prior to that, Mr. Florsheim was President and Chief Executive Officer of the Weyco Group, Inc. from 1999 to 2002, President and Chief Operating Officer from 1996 to 1999, and Vice President from 1988 to 1996. Chairman and a director of Weyco Group, Inc.

Mr. Florsheim is a chairman and chief executive officer of a public company. His skill sets include experience in mergers and acquisitions, financial oversight, compensation matters and organizational development. His career in the consumer goods industry has exposed him to manufacturing, marketing and engineering solutions on a global basis. This business and career experience led to the conclusion that he should serve as a director of STRATTEC.

Incumbent Director (Class of 2022):

FRANK J. KREJCI	71	1995

President and Chief Executive Officer of STRATTEC since September 1, 2012. President and Chief Operating Officer of STRATTEC from January 1, 2010 until August 31, 2012. President of Wisconsin Furniture, LLC (d/b/a The Custom Shoppe, a manufacturer of custom furniture) from June 1996 until December 31, 2009.

Mr. Krejci is the sitting chief executive officer of STRATTEC and has gained extensive experience and skills through his activities as an executive of STRATTEC for the past number of years. His experience includes strategic planning, financial oversight, compensation matters, organizational development, mergers and acquisitions and manufacturing and engineering in related industries. This business experience led to the conclusion that he should serve as a director of STRATTEC.

Incumbent Directors (Class of 2023):

MICHAEL J. KOSS	67	1995

Chairman, President and Chief Executive Officer of Koss Corporation (a manufacturer and marketer of high fidelity stereophones for the international consumer electronics market) since 1989. Director and Chairman of the Board of Koss Corporation.

Mr. Koss is a sitting chief executive officer of a public company. His experience includes strategic planning, financial oversight, compensation matters and organizational development. Moreover, his career includes extensive experience in the electronics industry, international business and highly engineered products. This business and career experience led to the conclusion that he should serve as a director of STRATTEC.

DAVID R. ZIMMER	75	2006

Retired managing partner and co-founder of Stonebridge Equity LLC (d/b/a Stonebridge Business Partners, a provider of consulting services and financing strategies primarily to automotive-related manufacturing businesses seeking to develop and complement growth plans, strategic partnerships with foreign companies and merger and acquisition strategies).

Mr. Zimmer is a former chief executive officer of a public company and a chief financial officer of a subsidiary of a public company. His skill sets include strategic planning, financial oversight, compensation matters and organizational development. His career includes working several years in the automotive industry, international business in complex manufacturing related industries, as well as mergers and acquisitions experience. This business and career experience led to the conclusion that he should serve as a director of STRATTEC.

DIRECTORS’ MEETINGS AND COMMITTEES

Meetings and Director Attendance

Our Board of Directors held five meetings in fiscal 2021, and all of our nominees and incumbent directors attended 100% of the meetings of our Board of Directors and the committees of the Board on which they served at the time of such meeting.

Executive sessions, or meetings of outside (non-management) directors without management present, are held regularly for a general discussion of relevant subjects. In fiscal 2021, the non-employee directors met in executive session five times.

The committees of our Board of Directors consist of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The chart below identifies the members and the chairman of each of these committees as of the date of this Proxy Statement, along with the number of meetings held by each Committee during fiscal 2021:

	Audit	Compensation	Nominating and Corporate Governance
Number of Meetings	2	2	1
Name of Director:
Thomas W. Florsheim, Jr.	X	X*	X
Michael J. Koss	X	X	X*
David R. Zimmer	X*	X	X

X = committee member; * = committee chairman

Audit Committee

The Audit Committee is responsible for assisting our Board of Directors with oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) our independent auditor’s qualifications and independence; (4) the performance of our internal accounting function and the independent auditors; and (5) the review of the scope and adequacy of our internal accounting controls. In addition, the chairman of the Audit Committee participates in quarterly meetings with members of our management and our outside auditors to review our quarterly earnings releases and quarterly financial statements prior to their issuance or filing with the U.S. Securities and Exchange Commission (the “Commission”). Our Audit Committee has the direct authority and responsibility to appoint, replace, compensate, oversee and retain the independent auditors, and is an “audit committee” for purposes of Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

Compensation Committee

The Compensation Committee, in addition to such other duties as may be specified by our Board of Directors: (1) oversees and reviews the compensation and benefits of our executive officers (including determining the compensation of our Chief Executive Officer); (2) makes appropriate recommendations to our Board of Directors with respect to our incentive compensation plans and equity-based plans; (3) administers our incentive compensation plans and equity-based plans in accordance with the responsibilities assigned to the Committee under any and all such plans, including under our Team Incentive Plan for STRATTEC SECURITY CORPORATION (the “TIPS Bonus Plan”) for participation by Executive Officers and Senior Managers and our Amended and Restated Stock Incentive Plan (as amended and restated, the “Incentive Plan”); and (4) reviews and makes recommendations to our Board of Directors with respect to the compensation of our non-employee directors, including under our TIPS Bonus Plan for Non-Employee Members of the Board of Directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, in addition to such other duties as may be specified by our Board of Directors, is responsible for assisting our Board of Directors by: (1) identifying individuals qualified to become members of our Board of Directors and its committees; (2) recommending guidelines and criteria to the Board of Directors to determine the qualifications of potential directors; (3) making recommendations to the Board of Directors concerning the size and composition of the Board and its committees; (4) recommending to our Board of Directors nominees for election to the Board at the annual meeting of shareholders; (5) developing and recommending to our Board of Directors a set of corporate governance principles applicable to our business; and (6) assisting our Board of Directors in assessing director performance and the effectiveness of the Board of Directors as a whole.

The Nominating and Corporate Governance Committee identifies, interviews, and recommends candidates it determines are qualified and suitable to serve as a director. Recommendations for Board candidates may be made to the Committee by the Corporation’s Chief Executive Officer, other current Board members, and shareholders of the Corporation. Once appropriate candidates are identified, the Nominating and Corporate Governance Committee evaluates their qualifications to determine which candidate best meets the Corporation’s Director Selection Criteria (which is described in greater detail under the section titled “Director Nominations” below), without regard to the source of the recommendation. In accordance with this Director Selection Criteria, the Committee seeks a variety of perspectives, professional experience, education, skills, and other individual qualities and attributes. A copy of the Corporation’s Director Selection Criteria is attached as Appendix A to this Proxy Statement. The Nominating and Corporate Governance Committee then interviews the candidate before making a recommendation to the Board.

Charters of Committees

Our Board of Directors has adopted, and may amend from time to time, a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. We make available on our website at www.strattec.com, free of charge, copies of each of these charters. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

CORPORATE GOVERNANCE MATTERS

Director Independence

Our Board of Directors has reviewed the independence of our continuing directors and the nominees for election to the Board at the Annual Meeting under the applicable listing standards of the NASDAQ Stock Market. Based on this review, our Board of Directors determined that each of the following directors is independent under the NASDAQ Stock Market listing standards:

(1) Thomas W. Florsheim, Jr.                         (3) Harold M. Stratton II

(2) Michael J. Koss                                         (4) David R. Zimmer

Based on such listing standards, Frank J. Krejci is the only director who is not independent because Mr. Krejci is our current President and Chief Executive Officer. Our Board continued to determine (as it concluded in the prior year) that Mr. Stratton, who is our former Chief Executive Officer (he retired from such role effective September 1, 2012), was independent this past fiscal year because of the extensive passage of time since he stepped down from the role as our Chief Executive Officer and the further separation of his current duties as Chairman versus managing and being involved in the day-to-day operations of STRATTEC. Additionally, Mr. Stratton’s role as Chairman has evolved over recent fiscal years such that he serves as an independent liaison between STRATTEC management (including with respect to oversight over the performance and duties of the Chief Executive Officer) and the Board (see “Board Leadership Structure” below for additional information).

Board Leadership Structure

We currently have different persons serving as our Chief Executive Officer and as Chairman of our Board of Directors. Harold M. Stratton II served as our Chief Executive Officer and Chairman of the Board from February 1999 until September 1, 2012. We have not had and currently do not have a lead independent director except as described below with respect to Mr. Stratton. Although our Board of Directors does not have a formal policy with respect to its leadership structure, prior to September 1, 2012 combining the positions of Chief Executive Officer and Chairman served as an effective link between our management’s role of identifying, assessing and managing risks and our Board of Directors’ role of risk oversight. Mr. Stratton possesses in-depth knowledge of the issues, opportunities and challenges we face (as a result of being our former Chief Executive Officer), and is thus positioned to develop agendas and highlight issues that ensure that the Board of Directors’ time and attention are focused on the most critical matters. In essence, our Board of Directors formerly determined that this leadership structure was optimal because it believed that having one leader serving as both the Chairman and Chief Executive Officer provided (taking into account Mr. Stratton’s experience and knowledge of our business) decisive, consistent and effective leadership, as well as clear accountability. Having one person serve as Chairman and Chief Executive Officer also historically enhanced our ability to communicate our message and strategy clearly and consistently to our shareholders, employees, and business partners, particularly during times of turbulent economic and industry conditions.

Effective September 1, 2012, Mr. Stratton retired as our Chief Executive Officer and Mr. Krejci has assumed this role since that date. Mr. Stratton continues to serve as a non-employee director and as our Chairman of the Board and we expect him to do so for the foreseeable future. Accordingly, since September 1, 2012 we have had different persons serve as our Chief Executive Officer and Chairman of the Board of Directors. We decided to separate these roles to (1) facilitate Mr. Stratton’s desire to phase down his involvement with the day to day operations of STRATTEC but (2) continue to leverage Mr. Stratton’s in-depth knowledge and experience related to the strategic issues, opportunities and challenges STRATTEC faces. The determination to separate the roles of Chief Executive Officer and Chairman, therefore, was based in part upon the same factors described above that led us to conclude in previous years that combining the two offices was in our best interest. The experience, leadership qualities and skills that Mr. Stratton brings to the Board, as detailed in the section captioned “Proposal 1: Election of Directors” under Mr. Stratton’s biography, enables Mr. Stratton as the Chairman to be in a position to establish the agendas for meetings of the Board and to lead the discussions of the Board regarding our strategy, operations and management. We believe Mr. Stratton’s role as Chairman, as described herein, is consistent with our Board’s determination of him being independent under NASDAQ Stock Market listing standards.

Although we believe that given the circumstances described above, separating the Chairman and Chief Executive Officer roles is appropriate for the foreseeable future, we will continue to review this issue periodically to determine whether, based on the relevant facts and circumstances at such time, combining these offices would serve our best interests and the best interests of our shareholders.

The Board’s Role in Risk Oversight

The role of our Board of Directors in STRATTEC’s risk oversight process includes receiving reports from members of our senior management team on areas of material risk to STRATTEC, including operational, financial, legal and regulatory, and strategic and reputational risks. Our Board has authorized the Audit Committee to oversee and periodically review STRATTEC’s enterprise risk assessment and enterprise risk management policies.

As noted above, STRATTEC’s Audit Committee is primarily responsible for STRATTEC’s enterprise risk assessment and enterprise risk management policies. Notwithstanding such delegation of responsibility to the Audit Committee of our Board of Directors, the Board has reserved to its Compensation Committee primary oversight responsibility to ensure that compensation programs and practices of STRATTEC do not encourage unreasonable or excessive risk-taking and that any risks are subject to appropriate controls. As part of this process, STRATTEC (with the oversight of the Compensation Committee) designs its overall compensation programs and practices, including incentive compensation for both executives and non-executive employees, in a manner intended to support its strategic priorities and initiatives to enhance long-term sustainable value without encouraging unnecessary or unreasonable risk-taking. At the same time, STRATTEC recognizes that its goals cannot be fully achieved while avoiding all risk. The Compensation Committee (along with assistance from management) periodically reviews STRATTEC’s compensation programs and practices in the context of its risk profile, together with its other risk mitigation and risk management programs, to ensure that these programs and practices work together for the long-term benefit of STRATTEC and its shareholders. Based on its recently completed review of STRATTEC’s compensation programs, the Compensation Committee concluded that STRATTEC’s incentive compensation policies for both executive and non-executive employees have not materially and adversely affected STRATTEC by encouraging unreasonable or excessive risk-taking in the recent past, are not likely to have such a material adverse effect in the future and provide for multiple and reasonably effective safeguards to protect against unnecessary or unreasonable risk-taking.

Director Nominations

We have a standing Nominating and Corporate Governance Committee. Based on the review described under “Corporate Governance Matters—Director Independence,” our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the applicable listing standards of the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders. A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail, c/o Secretary, STRATTEC SECURITY CORPORATION, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209, that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of our Common Stock beneficially owned (as determined pursuant to section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the shareholder making the recommendation and the number of shares of our Common Stock beneficially owned (as determined pursuant to section 13(d) of the Securities Exchange Act of 1934) by the shareholder making the recommendation.

We may require any proposed nominee to furnish additional information as may be reasonably required (including pursuant to applicable rules of the Commission) to determine the qualifications of such proposed nominee to serve as a director. Shareholder recommendations will be considered only if received no less than 120 days nor more than 150 days before the anniversary date of the mailing of the proxy statement to shareholders in connection with the previous fiscal year’s annual meeting of shareholders.

The Nominating and Corporate Governance Committee will consider any nominee recommended by a shareholder in accordance with the preceding paragraphs under the same criteria as any other potential nominee. The Nominating and Corporate Governance Committee believes that a nominee recommended for a position on our Board of Directors must have an appropriate mix of director characteristics, experience, diverse perspectives and skills. In light of the foregoing, our Board has adopted the Director Selection Criteria attached as Appendix A to this Proxy Statement, which is also posted on the Corporation’s website. These criteria are periodically reviewed by the Nominating and Corporate Governance Committee and generally require absence of material conflicts of interest of all independent and non-management directors. The criteria also describe the personal attributes and the broad mix of skills and experience of directors sought by the Corporation in order to enhance the diversity of perspectives, professional experience, education, and other attributes and the overall strength of the composition of the Board taking into account the uniqueness attributable to the Corporation’s industry. In this regard, some of the criteria that may be taken into account include:

•	personal integrity and high ethical character;

•	professional excellence;

•	accountability and responsiveness;

•	absence of conflicts of interest;

•	fresh intellectual perspectives and ideas; and

•	relevant expertise and experience (including related to financial and accounting matters) and the ability to offer advice and guidance to management based on that expertise and experience.

Communications between Shareholders and the Board of Directors

Our shareholders may communicate with our Board of Directors or any of our individual directors by directing such communication to our Secretary at the address of our corporate headquarters, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209. Each such communication should indicate that the sender is a shareholder of STRATTEC and that the sender is directing the communication to one or more of our individual directors or to our Board as a whole.

All communications will be compiled by our Secretary and submitted to our Board of Directors or the applicable individual directors on a monthly basis unless such communications are considered, in the reasonable judgment of our Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to STRATTEC or our business or communications that relate to improper or irrelevant topics. Our Secretary may also attempt to handle a communication directly where appropriate, such as where the communication is a request for information about STRATTEC or where it is a stock-related matter.

Attendance of Directors at Annual Meetings of Shareholders

Although we do not have a formal policy regarding the attendance of our directors and nominees for election as directors at our Annual Meeting, our directors are encouraged to attend the Annual Meeting. Accordingly, we expect that all of our directors, whether up for re-election at the Annual Meeting or not, will attend the Annual Meeting absent a valid reason, such as a schedule conflict or as a result of other extenuating circumstances. All of the persons then serving as one of our directors attended in person the Annual Meeting of Shareholders held on October 6, 2020, other than Mr. Zimmer who as a result of travel restrictions associated with the COVID-19 pandemic was unable to attend the fiscal 2020 Annual Meeting of Shareholders in person. Mr. Zimmer, however, participated telephonically in last year’s Annual Meeting of Shareholders.

Code of Business Ethics

We have adopted a Code of Business Ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and to our non-employee or outside directors. A copy of our Code of Business Ethics is available on our corporate web site which is located at www.strattec.com. We also intend to disclose any amendments to, or waivers from, our Code of Business Ethics on our corporate web site.

Further, we have established “whistle-blower procedures” which provide a process for the confidential and anonymous submission, receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. These procedures provide protections to employees who report possible misconduct impacting STRATTEC.

Hedging and Margin Account Policies

Our stock trading policies prohibit our directors and employees, including our executive officers, from: (a) purchasing any financial instrument, or otherwise engaging in any transaction, that is designed to hedge or offset any decrease in the market value of our Common Stock, including prepaid forward contracts, equity swaps, zero-cost collars and forward sale contracts; (b) engaging in short sales related to our Common Stock; and (c) maintaining margin accounts holding STRATTEC securities. All transactions in STRATTEC securities by directors and executive officers must be pre-cleared with our Chief Financial Officer (or another executive officer in the event of transactions by our Chief Financial Officer) under our stock trading policies.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is comprised of three members of our Board of Directors. Based upon the review described above under “Corporate Governance Matters—Director Independence,” our Board of Directors has determined that each member of the Audit Committee is independent as defined in the applicable listing standards of the NASDAQ Stock Market and the rules of the Commission. The duties and responsibilities of our Audit Committee are set forth in the Audit Committee Charter, which may be found on our website at www.strattec.com.

In accordance with its written charter adopted by the Board of Directors, our Audit Committee has oversight responsibility for the quality and integrity of the financial reporting practices of STRATTEC. While the Audit Committee has oversight responsibility, the primary responsibility for our financial reporting, disclosure controls and procedures and internal control over financial reporting and related internal controls and procedures rests with our management, and our independent auditors are responsible for auditing our financial statements. In discharging its oversight responsibility as to the audit process, the Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended June 27, 2021 with our management and with our independent auditors;

•	discussed with our independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission;

•

received and discussed with our independent auditors the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence; and

•	met with the independent auditors without management present and discussed the auditor’s independence.

Based on such review and discussions with management and with the independent auditors, the Audit Committee recommended to our Board of Directors that the STRATTEC audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 27, 2021, for filing with the Commission.

AUDIT COMMITTEE:

David R. Zimmer — Chairman
Thomas W. Florsheim, Jr.
Michael J. Koss

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees we were billed for audit and non-audit services rendered by our independent auditors, Crowe LLP, during fiscal 2021, and Deloitte & Touche LLP, during fiscal 2020:

Service Type	Fiscal Year Ending June 27, 2021	Fiscal Year Ending June 28, 2020
Audit Fees (1)	$429,900	$400,500
Audit-Related Fees	—	—
Tax Fees (2)	—	$307,700
All Other Fees (3)	$55,000	$1,900

Total Fees Billed	$484,900	$710,100

(1)

Includes fees for professional services rendered in connection with the audit of our financial statements for the fiscal years ended June 27, 2021 and June 28, 2020; the reviews of the financial statements included in each of our quarterly reports on Form 10-Q during those fiscal years; and statutory and regulatory agency audits during those fiscal years.

(2)	Includes U.S. and international tax advice and compliance services paid to Crowe LLP or Deloitte & Touche LLP, as applicable, with respect to such fiscal years.

(3)

For fiscal 2021, this amount represents fees paid to Deloitte & Touche LLP for work related to (1) the Corporation’s Form S-8 filing registering additional shares under its Amended and Restated Stock Incentive Plan and (2) the transition from Deloitte & Touche LLP as outside auditors to Crowe LLP. For fiscal 2020, this amount is for a subscription service fee paid to use Deloitte & Touche LLP’s accounting research tool.

The Audit Committee of our Board of Directors considered that the provision of the services and the payment of the fees described above are compatible with maintaining the independence of Crowe LLP and previously Deloitte & Touche LLP.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by our independent auditors. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent auditors. The Audit Committee has delegated certain of its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting.

Each new engagement of our independent auditors to perform non-audit services has been approved in advance by our Audit Committee or the Chairman of our Audit Committee pursuant to the foregoing procedures.

Fiscal 2022 Independent Registered Public Accounting Firm

Our Audit Committee will select our independent registered public accounting firm for the 2022 fiscal year based upon factors determined to be relevant by our Audit Committee. It is expected that a representative of Crowe LLP, our independent auditors for fiscal 2021, will be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

Audit Committee Financial Expert

Our Board of Directors has determined that at least one of the members of our Audit Committee qualifies as an “audit committee financial expert” as defined by the rules of the Commission. David R. Zimmer, the Chairman of the Audit Committee, qualifies as an “audit committee financial expert” based on his work experience and education.

EXECUTIVE OFFICERS

The following table provides information as of the date of this Proxy Statement about each of our current executive officers who are not nominees for election to, or continuing members of, our Board of Directors at the Annual Meeting. The information presented includes information each executive officer has given us about his or her age and his or her principal occupation and business experience for the past five years:

Name	Age	Current Position	Other Positions
Patrick J. Hansen	62	Senior Vice President since October 2005; Chief Financial Officer, Treasurer and Secretary since February 1999.	Vice President of STRATTEC from February 1999 to October 2005; Corporate Controller of STRATTEC from February 1995 to February 1999.
Rolando J. Guillot	53	Senior Vice President — Operations since December 2016.

Vice President—Mexican Operations from September 2004 to December 2016. General Manager—Mexican Operations of STRATTEC from September 2003 to September 2004. Plant Manager of STRATTEC de Mexico S.A. de C.V. from January 2002 to September 2003. Mr. Guillot served in various management positions for STRATTEC de Mexico S.A. de C.V. from September 1996 to January 2002.

Richard P. Messina	55	Vice President — Global Engineering and Purchasing since January 1, 2020.

Vice President—Global Sales and Access Control Products from August 2013 until December 2019. Vice President—Access Control Products of STRATTEC from December 1, 2008 until August, 2013. Chief Engineer-Power Closures Engineering for North America and Asia for Delphi Corporation from 2006 until November 2008; Engineering group manager for Delphi Corporation from 2001 until 2006. Mr. Messina formerly served as one of Strattec’s representatives on the management team of its joint venture called Vehicle Access Systems Technology LLC (“VAST”).

Name	Age	Current Position	Other Positions
Al-Waleed H. Hamdan	53	Vice President — Global Sales and Product Management since January 1, 2020.

Vice President—Product Management from March 2017 until December 2019. Vice President Global Marketing & Product Management for Apex Tool Group (an American supplier of hand tools and power tools) from August 2013 until July 2016; Global Marketing and Product Group Leader for Actuant Corporation (a diversified industrial company) from December 2010 until August 2013. Mr. Hamdan currently serves as one of Strattec’s representatives on the management team of VAST.

SECURITY OWNERSHIP

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock as of August 18, 2021 by (1) each director and named executive officer (as defined below), (2) all directors and executive officers as a group, and (3) each person or other entity known by us to beneficially own more than 5% of our outstanding Common Stock.

We have determined beneficial ownership in accordance with the rules of the Commission. Shares of our Common Stock subject to options that are either currently exercisable or exercisable within 60 days of August 18, 2021 are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The table lists applicable percentage ownership based on 3,939,830 shares of Common Stock outstanding as of August 18, 2021.

			Nature of Beneficial Ownership
Name and Address of Beneficial Owner (1)	Total Number Of Shares Beneficially Owned (2)	Percent of Class	Sole Voting and Investment Power	Sole Voting or Investment Power	Shared Voting and Investment Power	Shared Voting or Investment Power	Sole Voting Power Only (3)

Principal Shareholders:

GAMCO Asset Management, Inc. (4)	698,573	17.7%	695,573	698,573	—	—	—

T. Rowe Price Associates, Inc. (5)	502,249	12.7%	502,249	—	—	—	—

FMR LLC (6)	361,905	9.2%	36,419	361,905	—	—	—

Dimensional Fund Advisors LP (7)	288,760	7.3%	275,351	288,760	—	—	—

Gabelli Equity Series Funds, Inc. – The Gabelli Small Cap Growth Fund (8)	244,000	6.2%	244,000	—	—	—	—

Directors, Nominees and Executive Officers:

Thomas W. Florsheim, Jr.	10,200	*	5,300	—	—	—	4,900

Michael J. Koss	12,700	*	7,800	—	—	—	4,900

David R. Zimmer	11,400	*	6,500	—	—	—	4,900

Harold M. Stratton II (9)	77,759	2.0%	23,837	—	35,022	—	4,900

Frank J. Krejci	92,563	2.3%	49,370	—	—	—	11,650

Patrick J. Hansen	20,841	*	5,550	—	—	—	7,700

Rolando J. Guillot	28,410	*	15,240	—	—	—	7,700

All directors, nominees and executive officers as a group (9 persons)	275,063	6.9%	120,937	—	35,022	—	59,450

*	Less than 1%.

(1)	Unless otherwise indicated in the other footnotes, the address for each person listed is 3333 West Good Hope Road, Milwaukee, Wisconsin 53209.

(2)

Includes the rights of the following persons to acquire shares of our Common Stock pursuant to the exercise of currently vested stock options or pursuant to stock options exercisable within 60 days of August 18, 2021: Mr. Stratton – 14,000 shares; Mr. Krejci – 31,543 shares; Mr. Hansen – 7,591 shares; Mr. Guillot – 5,470 shares; and all directors and executive officers as a group – 59,654 shares.

(3)	All shares listed are unvested shares of restricted stock issued and outstanding under our Amended and Restated Stock Incentive Plan as of August 18, 2021.

(4)

Mario J. Gabelli and on behalf of certain entities which he directly or indirectly controls or for which he acts as Chief Investment Officer, including the following, GAMCO Investors, Inc., GAMCO Asset Management, Inc., Gabelli Funds, LLC, Gabelli & Company Investment Advisers, Inc., GGCP, Inc., Associated Capital Group, Inc., Gabelli Foundation, Inc. and Teton Advisors, Inc. (collectively “GAMCO”), One Corporate Center, Rye, New York 10580, filed a Schedule 13D/A dated as of June 16, 2021 reporting that GAMCO beneficially owned 698,573 shares of Common Stock. The shares of Common Stock beneficially owned by GAMCO include 698,573 shares of Common Stock as to which GAMCO has sole investment power and 695,573 shares of Common Stock as to which GAMCO has sole voting power.

(5)

T. Rowe Price Associates, Inc. and on behalf of T. Rowe Price Small-Cap Value Fund, Inc. (collectively, “T. Rowe Price”), 100 East Pratt Street, Baltimore, Maryland 21202, filed a Schedule 13G/A dated February 16, 2021, reporting that as of December 31, 2020 T. Rowe Price was the beneficial owner of 502,249 shares of Common Stock with sole voting and investment power over all such shares.

(6)

FMR LLC or its predecessor FMR Corp. and on behalf of certain of its affiliates (collectively, “FMR”), 245 Summer Street, Boston, Massachusetts 02210, filed a Schedule 13G/A on August 9, 2021, reporting that it was the beneficial owner of 361,905 shares of Common Stock. The shares of Common Stock beneficially owned by FMR include 361,905 shares of Common Stock as to which FMR has sole investment power and 36,419 shares of Common Stock as to which FMR has sole voting power.

(7)

Dimensional Fund Advisors LP (“Dimensional”), 6300 Bee Cave Road, Austin, Texas 78746, filed a Schedule 13G/A dated February 16, 2021, reporting that as of December 31, 2020 it was the beneficial owner of 288,760 shares of Common Stock as a result of acting as an investment adviser to various investment companies, commingled group trusts and separate accounts. The shares of Common Stock beneficially owned by Dimensional include 275,351 shares of Common Stock as to which Dimensional has sole voting power and 288,760 shares of Common Stock as to which Dimensional has sole investment power.

(8)

Gabelli Equity Series Funds, Inc. – The Gabelli Small Cap Growth Fund (“Gabelli Equity”), One Corporate Center, Rye, New York 10580, filed a Schedule 13G/A dated January 28, 2021 reporting that as of December 31, 2020 it was the beneficial owner of 244,000 shares of Common Stock, with sole voting and investment power over all such shares.

(9)

Includes 28,737 shares of Common Stock owned directly by Mr. Stratton, 32,522 shares of Common Stock owned jointly by Mr. Stratton and his spouse and 2,500 shares of Common Stock held in trusts as to which Mr. Stratton is co-trustee and/or beneficiary.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Commission initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership of our equity securities on Form 4 or Form 5. The rules promulgated by the Commission under Section 16(a) of the Exchange Act require those persons to furnish us with copies of all reports filed with the Commission pursuant to Section 16(a). Based solely upon a review of such forms actually furnished to us, and written representations of certain of our directors and executive officers that no forms were required to be filed, we believe all directors, executive officers and 10% shareholders have filed with the Commission on a timely basis all reports required to be filed under Section 16(a) of the Exchange Act during our fiscal 2021, except Mr. Hamdan filed a Form 4 report on February 22, 2021 disclosing a stock sale transaction occurring on February 17, 2021.

EXECUTIVE COMPENSATION

Compensation Process Overview

We believe it is important to provide compensation that at a minimum reflects base levels which are competitive with executive officers in other industrial public companies of similar structure and size. We further believe that it is appropriate and desirable to have meaningful incentive plans for our executive officers to help attract and retain high performing individuals and drive positive economic performance and enhanced shareholder value. Further, we believe that these performance-based incentive plans should provide opportunities for our executive officers to significantly augment their base compensation on a short term and long term basis. This philosophy is the foundation for the following compensation objectives that we seek to promote. The objectives of our Compensation Committee in establishing compensation arrangements for our executive officers are to: (1) attract and retain qualified executive managers with a straightforward and understandable compensation program; (2) provide strong financial incentives, at reasonable cost, for positive financial performance and enhanced value of our shareholders’ investment; and (3) use cash bonus plans to recognize positive short-term performance and equity based plans to support the long-term needs and goals of STRATTEC and our shareholders.

As described above under the Section “Corporate Governance Matters—The Board’s Role in Risk Oversight,” the Compensation Committee has primary oversight responsibility to ensure that the Corporation’s compensation programs and practices do not encourage unreasonable or excessive risk-taking and that any risks are subject to appropriate controls. Compensation for our executive officers and other key employees is evaluated and determined by the Compensation Committee of our Board of Directors. Our Compensation Committee consists of three independent directors under the applicable listing standards of the NASDAQ Stock Market. Thomas W. Florsheim, Jr. is the Chairman of our Compensation Committee and the other members of the Compensation Committee are David R. Zimmer and Michael J. Koss. Additional information regarding our Compensation Committee is disclosed under “Directors’ Meetings and Committees – Compensation Committee” in this Proxy Statement.

Many key compensation decisions are made during the first quarter of the fiscal year as the Compensation Committee meets to review performance for the prior year under our incentive bonus plans (including our TIPS Bonus Plan), determine awards under our Amended and Restated Stock Incentive Plan and set compensation targets and objectives for the coming year. However, our Compensation Committee also views compensation as an ongoing process and may convene special meetings in addition to its regularly scheduled meetings throughout the year for purposes of evaluation, planning and appropriate action.

Our management assists the Compensation Committee in its oversight and determination of compensation. Management’s role includes assisting the Compensation Committee with evaluating employee performance, assisting with establishing individual and company-wide performance targets and objectives, recommending salary levels and equity incentive grants, providing financial data on company performance, providing calculations and reports on achievement of performance objectives and furnishing other information requested by the Committee. Our Chief Executive Officer works with the Compensation Committee in making recommendations regarding our overall compensation policies and plans, as well as recommending specific compensation levels for our other executive officers and key employees. Members of management who were present during portions of Compensation Committee meetings held in fiscal 2021 and 2022 to date, included the Chief Executive Officer and the Chief Financial Officer. Additionally, our Chairman, Harold M. Stratton II, participated in portions of Compensation Committee meetings held in fiscal 2021 and 2022 to date. Our Compensation Committee makes all decisions regarding the compensation of the Chief Executive Officer without the Chief Executive Officer or any other member of management present.

The Compensation Committee’s charter authorizes the Committee to engage any compensation consultants and other advisers as the Committee may deem appropriate, and requires that we provide the Committee with adequate funding to engage any advisers the Committee deems appropriate to engage. During April 2019, upon the recommendation of our management, our Compensation Committee directly engaged Newport Group to assist it in reviewing our compensation practices and levels for our executive officers and directors. Newport

Group did not provide any other services to STRATTEC or its affiliates during fiscal 2019 or 2018 prior to its engagement and since its engagement it has not provided any other services to STRATTEC. As a result, our Compensation Committee determined that the engagement of Newport Group to assist STRATTEC with reviewing its compensation practices and levels did not create any conflicts of interest. Our engagement of Newport Group and the scope of its work was similar to the work and report Newport Group prepared for our Compensation Committee during April/May 2017. As part of its work, Newport Group prepared for our Compensation Committee a comparative compensation report of a broad group of organizations within the durable goods manufacturing industry. Our Compensation Committee reviewed the results of Newport Group’s report and analysis during meetings held at the end of fiscal 2019 and the beginning of fiscal 2020 for purposes of establishing and setting compensation levels and targets for our fiscal 2020.

We have in recent years historically engaged Newport Group (or a similar compensation consultant) every other fiscal year for the purpose of assisting our Compensation Committee in reviewing our compensation practices and levels for our executive officers and directors. Our Compensation Committee determined during the fourth quarter of our fiscal 2021 to not retain an outside compensation consultant during the latter half of fiscal 2021 to assist the Committee in setting compensation levels for fiscal 2022 as a result of the impact of COVID-19 on generating reliable comparative data. Instead, as described below, our Compensation Committee unanimously approved setting base salary targets for our executive officers for fiscal 2022 based upon a 3% inflationary adjustment factor from their levels during fiscal 2021. We expect that the Compensation Committee will again retain Newport Group (or a similar compensation consultant) during the fourth quarter of fiscal 2022 to assist it in reviewing our compensation practices and levels for our executive officers and directors and in setting compensation levels and targets for fiscal 2023.

For executive officers, the primary components of total compensation have in recent periods been, and continue to consist of: (1) base salary; (2) annual incentive compensation bonuses; and (3) long-term incentive compensation in the form of shares of restricted stock subject to time-based vesting criteria. We evaluate targeted total compensation levels for our executive officers as well as how each component fits within the targeted total compensation levels. This evaluation is guided by our compensation objectives described above. A large portion of potential compensation for our executive officers is performance-based. For performance-based compensation, we combine annual cash incentive bonuses that are tied to both short-term, company-wide measures of operating performance and individual performance goals with long-term equity compensation in the form of awards of shares of restricted stock that vest over a three or five year period from the date of grant. The long-term equity compensation awards promote our executive retention objectives and provide an incentive for long-term appreciation in our stock price, whereas the annual cash incentive bonuses promote short-term financial growth and achievement of individual performance goals.

As previously disclosed in our public filings, with respect to fiscal 2020, because of the unprecedented economic conditions that occurred as a result of the ongoing COVID-19 virus pandemic and to conserve cash to sustain our business, our Board implemented certain cost-cutting initiatives consisting of suspending the quarterly dividend to shareholders, implementing reductions in base salaries for our officers and in the annual cash retainer paid to our outside directors and making reductions in working hours for U.S. salaried associates that generally reduced compensation paid by STRATTEC during fiscal 2020. Accordingly, effective May 1, 2020, our officers reduced their base pay 15% to 25%, depending upon the officer, and such reductions in base pay are reflected in the annual salary paid to our named executive officers for fiscal 2020 as shown in the summary compensation table below. These reductions remained in place at the start of our fiscal 2021 and impacted the aggregate compensation paid to our officers during fiscal 2021. See the footnotes to our Summary Compensation Table below for further discussion.

Summary Compensation Table

The following table provides information for fiscal 2021 and 2020 concerning the compensation paid by us to the person who served as our principal executive officer during fiscal 2021 and our two other most highly compensated executive officers based on their total compensation in fiscal 2021. We refer to these three executive officers as our “named executive officers” in this Proxy Statement.

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Frank J. Krejci,	2021	$527,149	$250	$108,120	$670,731	$30,885	$1,337,135
President and Chief Executive Officer	2020	$465,942	—	$71,940	—	$23,620	$561,502

Patrick J. Hansen,	2021	$324,973	$250	$69,960	$246,191	$20,093	$661,467
Senior Vice President, Chief Financial Officer, Treasurer and Secretary	2020	$315,628	—	$52,320	—	$13,811	$381,759

Rolando J. Guillot,	2021	$291,322	$250	$69,960	$217,945	$17,848	$597,325
Senior Vice President – Operations	2020	$282,082	—	$52,320	—	$10,661	$345,063

Explanatory Notes for Summary Compensation Table:

1. We do not provide any standard annual raises in the base salaries of our executive officers. Instead, our Compensation Committee periodically reviews the base salaries of our executive officers based on individual and company-wide performance criteria and by reference to the data analysis provided by the Newport Group comparative compensation report described above for executives with similar positions, and taking into certain adjustments for inflation and for other discretionary factors determined by our Compensation Committee based upon an analysis of each officer’s individual performance and achievement over the prior fiscal year. Additionally, in determining base salaries, our Compensation Committee considers the executive officer’s qualifications and experience, the executive officer’s responsibilities, the executive officer’s past performance, the executive officer’s goals and objectives and salary levels for comparable positions as provided in the Newport Group report described above. Our Compensation Committee typically establishes base salaries for the new fiscal year for our executive officers at its regular meeting in August of each year where it reviews the prior fiscal years’ results and sets performance targets for the ensuing fiscal year, which new base salaries are traditionally effective as of September 1.

As noted above, for fiscal 2020, as a result of cost-savings initiatives implemented by our Board, each executive agreed to base salary reductions of 25% with respect to Mr. Krejci, 15% with respect to Mr. Hansen and 15% with respect to Mr. Guillot, which reductions in base salary where effective as of May 1, 2020 and continued through August 31, 2020. Effective September 1, 2020 the base salaries for our executive officers were restored to their pre-COVID-19 reduction levels. Additionally, effective as of January 1 2021, our Compensation Committee upon recommendation submitted by our management as a result of our performance and the results of the executive officers’ performance evaluations determined to implement merit increase recommendations in the base salary levels of our executive officers which were deferred from the August 2020 Compensation Committee meeting (which is our traditional timing for implementing merit increases in base salaries for our executive officers). Accordingly, our Compensation Committee reviewed and approved a 2.5% adjustment to target base compensation for our executive officers which was effective January 1, 2021. The base salaries of each of Mr. Krejci, Mr. Hansen and Mr. Guillot effective as of January 1, 2021 were $547,365, $340,055 and $305,814, respectively.

Additionally, our Compensation Committee (and without the input of Mr. Krejci), unanimously approved (1) restoring Mr. Krejci’s base salary increase retroactive to September 1, 2019 prior to the Committee’s implementation of the merit increase deferral at the August 2019 Compensation Committee meeting (i.e., our

Compensation Committee determined to keep Mr. Krejci’s base salary level at $486,200 from September 1, 2019 through December 31, 2020 and Mr. Krejci did not receive his merit increase on September 1, 2019 to $510,700 until January 1, 2021), (2) paying to Mr. Krejci such deferred merit increase amounts (after taking into account and recalculating his 25% reduction as part of the Corporation’s COVID-19 cost reductions during May 1 through August 31, 2020) and (3) applying his merit increase of 2.5% effective as of January 1, 2021 to Mr. Krejci’s target base salary level after the reinstatement of the foregoing deferral. Accordingly, Mr. Krejci’s new base salary equaled $547,365 as of January 1, 2021.

2. These amounts represent awards of discretionary bonus payments made by our Compensation Committee. For fiscal year 2021 and 2020, no discretionary bonus payments were made to the named executive officers, other than a miscellaneous discretionary holiday bonus of $250 was paid to each of the named executive officers with respect to fiscal 2021, which identical holiday bonus amounts were paid to all of our hourly salaried U.S. employees.

3. We believe that equity compensation is an effective means of aligning the long-term interests of our employees, including our executive officers, with our shareholders. Our Amended and Restated Stock Incentive Plan authorizes the Compensation Committee to issue both stock options and shares of restricted stock, as well as other forms of equity incentive compensation. In recent fiscal years, awards to our executive officers under the Amended and Restated Stock Incentive Plan have consisted solely of shares of restricted stock subject to time-based vesting criteria. In determining the type and total size of equity awards, the Compensation Committee considers various factors such as the outstanding number of options and shares of restricted stock, the amount of additional shares available for issuance under our Amended and Restated Stock Incentive Plan, the financial statement impact of awards, the level of responsibility of the proposed recipient and his or her performance and the percent of the outstanding shares of our common stock represented by outstanding options and shares of unvested restricted stock.

The amounts in this column for each fiscal year reflect the dollar value of long-term equity based compensation awards granted in the form of shares of restricted stock pursuant to the terms of our Amended and Restated Stock Incentive Plan during the fiscal years indicated in the table. These amounts equal the grant date fair value of shares of restricted stock, computed in accordance with FASB Accounting Standards Codification Topic 718, granted during such fiscal year. Assumptions used in the calculation of the grant date fair value are included under the caption “Accounting for Stock-Based Compensation” in the Notes to our Consolidated Financial Statements in the fiscal year 2021 Annual Report on Form 10-K filed with the Commission on September 2, 2021 and such information is incorporated herein by reference.

For fiscal 2021, on August 18, 2020, Mr. Krejci was awarded 5,100 shares of restricted stock, Mr. Hansen was awarded 3,300 shares of restricted stock and Mr. Guillot was awarded 3,300 shares of restricted stock. These shares of restricted stock will vest one-third each year over a three year period on the anniversary of the grant date and have all the rights of our shares of Common Stock (including voting rights), other than the right to receive cash dividends while such shares are not vested. These shares of restricted stock had a grant date fair value per share of $21.20 as determined pursuant to FASB Accounting Standards Codification Topic 718.

For fiscal 2020, on August 20, 2019, Mr. Krejci was awarded 3,300 shares of restricted stock, Mr. Hansen was awarded 2,400 shares of restricted stock and Mr. Guillot was awarded 2,400 shares of restricted stock. These shares of restricted stock will vest one-third each year over a three year period on the anniversary of the grant date and have all the rights of our shares of Common Stock (including voting rights), other than the right to receive cash dividends while such shares are not vested. These shares of restricted stock had a grant date fair value per share of $21.80 as determined pursuant to FASB Accounting Standards Codification Topic 718.

4. This column discloses the dollar value of all amounts earned by the named executive officers under our Team Incentive Plan for STRATTEC SECURITY CORPORATION for participation by our Executive Officers and Senior Managers (the “TIPS Bonus Plan”) for performance related to the applicable fiscal year in the table, which in each case payout was tied to achievement of annual incentive performance targets. Participants in the TIPS Bonus Plan include or included our executive officers and other senior managers determined by our Compensation Committee based upon recommendations from our Chief Executive Officer.

Under the TIPS Bonus Plan, executive officers and other full-time employees are eligible to receive annual incentive cash bonuses whereby the Board of Directors sets company financial performance goals on an annual basis. For fiscal 2021 and 2020, the Board set company profit before tax (before bonus expense and after non-controlling interest and as adjusted for unusual income or expense items) as the company financial performance goal. For the STRATTEC executive officers and senior manager group one half of a participant’s bonus is based upon achieving the participant’s individual goals and objectives for the year. The other half of the participant’s bonus is based upon the level of STRATTEC’s profit before tax for the year (with the adjustments noted above). The TIPS Bonus Plan provides for a hurdle rate goal which would be the minimum level of profit before tax (with the adjustments noted above) before any bonuses are paid under either the company financial performance or individual performance component. The company financial performance component of the bonus is calculated based upon a straight-line relationship between the hurdle rate goal and the target goal. This straight line also applies to amounts above the target goal. Each individual participant’s bonus would be capped at 200% of their target bonus. The target bonus equals 75%, 45% and 45% of base salary for each of Mr. Krejci, Mr. Hansen and Mr. Guillot, respectively. For 2021 and 2020, the Compensation Committee agreed that the minimum hurdle rate goal was set at $12 million for fiscal 2021 and $14.5 million (for the named executive officers and $12.5 million for other participants) for fiscal 2020, respectively, of profit before tax (with the adjustments noted above). If the profit before tax (with the adjustments noted above) was less than the foregoing hurdle amount for such particular fiscal year, no bonus amount was to be paid to any eligible participant, including the bonus attributable to the individual performance component for STRATTEC executive officers and senior managers. The Compensation Committee agreed that for fiscal 2021 and fiscal 2020 the target goal of a company performance factor of 1 would equal $24 million and $24.5 million, respectively, of profit before tax (with the adjustments noted above). At this level, a participant would receive 100% of his or her target bonus with respect to the company financial performance component of the bonus plan. This straight line relationship for amounts in excess of $24 million or $24.5 million, depending upon the fiscal year, continues up to a maximum bonus equal to 200% of the participant’s target bonus for our executive officers and senior managers.

For fiscal 2021, our profit before tax and before bonus expense and after non-controlling interest and as adjusted for unusual income or expense items equaled $33,420,000, which amount exceeded the minimum hurdle rate amount and, accordingly, bonus amounts were earned under the TIPS Bonus Plan at a rate of 1.8 times the executive officer’s target bonus percentage noted above. For fiscal 2020, no bonus amounts were earned under the TIPS Bonus Plan as STRATTEC’s profit before tax for each of such fiscal years (with the adjustments noted above) was less than the minimum hurdle rate amount.

5. Our named executive officers participate in other benefit plans generally available to all employees on the same terms as similarly situated employees, including participation in medical, health (including Health Savings Accounts (HSAs)), dental, disability, life insurance and 401(k) plans. In addition, our named executive officers each receive at least two times their annual base salary up to $500,000 of group term life insurance coverage. The table below shows the components of this column, which include our match for each individual’s 401(k) plan contributions, the cost of premiums paid by us for term life insurance under which the named executive officer is a beneficiary and perquisites. The perquisites consist of, for each of our listed named executive officers, with respect to fiscal 2021 a gift card in the amount of $25 and for Mr. Krejci, with respect to fiscal 2020 a gift card in the amount of $2,000. The fiscal 2020 gift cards are given to employees as part of a program to incentivize them to utilize the lowest cost airfares for international travel. This program is available to all employees who primarily travel to Asia on company business.

Name	Year	401(k) Match	Life Insurance	HSA Contribution	Perquisites	Total “All Other Compensation”

Frank J. Krejci	2021	$17,736	$11,124	$2,000	$25	$30,885
	2020	$10,129	$8,991	$2,500	$2,000	$23,620

Patrick J. Hansen	2021	$15,004	$3,564	$1,500	$25	$20,093
	2020	$7,747	$3,564	$2,500	$—	$13,811

Rolando J. Guillot	2021	$14,579	$1,244	$2,000	$25	$17,848
	2020	$6,921	$1,240	$2,500	$—	$10,661

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information on outstanding option and unvested restricted stock awards held by the named executive officers as of our fiscal year ending June 27, 2021, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option and the number of shares of restricted stock held at the fiscal year end that have not yet vested.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) - Exercisable	Number of Securities Underlying Unexercised Options (#) - Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)
Frank J. Krejci	8,610	—	26.53	08/22/21(1)	950(6)	41,905
	13,093	—	25.64	08/20/22(2)	2,200(7)	97,042
	14,360	—	38.71	08/21/23(3)	5,100(8)	224,961
	4,090	—	79.73	08/20/24(4)	—	—
Patrick J. Hansen	5,841	—	38.71	08/21/23(3)	600(6)	26,466
	1,750	—	79.73	08/20/24(4)	1,600(7)	70,576
	—	—	—	—	3,300(8)	145,563
Rolando J. Guillot	4,290	—	38.71	08/21/23(3)	600(6)	26,466
	1,180	—	79.73	08/20/24(4)	1,600(7)	70,576
	—	—	—	—	3,300(8)	145,563

(1)	The common stock option vested on August 22, 2014, the three year anniversary of the grant date.

(2)	The common stock option vested on August 20, 2015, the three year anniversary of the grant date.

(3)	The common stock option vested on August 21, 2016, the three year anniversary of the grant date.

(4)	The common stock option vested on August 20, 2017, the three year anniversary of the grant date.

(5)

Market value equals the closing market price of our common stock on the last trading day prior to our fiscal year end of June 27, 2021, which was $44.11, multiplied by the number of shares of restricted stock.

(6)	The shares of restricted stock were granted on August 21, 2018 and vest one-third each year over a three year period on the anniversary date of the grant date.

(7)	The shares of restricted stock were granted on August 20, 2019 and vest one-third each year over a three year period on the anniversary date of the grant date.

(8)	The shares of restricted stock were granted on August 18, 2020 and vest one-third each year over a three year period on the anniversary date of the grant date.

Employment Agreements

Each of our named executive officers has signed an employment agreement with STRATTEC. Each executive officer’s employment agreement contains an evergreen renewal feature that automatically extends the agreement for an additional year each June 30, unless advance notice is provided, such that the term of each employment agreement automatically extends for one year each June 30 unless either party gives 30 days’ notice that the agreement will not be further extended. Under the agreement, the officer agrees to perform the duties currently being performed in addition to such other duties that may be assigned from time to time. We agree to pay the officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all of our other salaried employees who are in comparable positions.

The terms of these employment agreements generally include the following:

•

each of these executive officers is entitled to a base salary under the employment agreement that may not be decreased from the prior year’s level without the consent of the executive officer, but can be increased in the discretion of the Compensation Committee;

•

each of these executive officers is entitled to participate in our bonus plans (including our Team Incentive Plan for STRATTEC SECURITY CORPORATION for participation by Executive Officers and Senior Managers) and our Amended and Restated Stock Incentive Plan;

•	each of these executive officers is eligible to participate in any medical, health, dental, disability and life insurance policy that we maintain for the benefit of our other senior management;

•	each of these executive officers will also receive at our expense group term life insurance coverage equal to two times their base salary subject to a maximum amount of coverage equal to $500,000;

•

each of these executive officers has agreed not to compete with us during employment and for a period equal to the shorter of one year following termination of employment or the duration of the employee’s employment with us and has agreed to maintain the confidentiality of our proprietary information and trade secrets during the term of employment and for two years thereafter; and

•	each employment agreement contains severance benefits, which are summarized below under “Post-Employment Compensation.”

As described above under the section “Executive Compensation – Compensation Process Overview,” the named executed officers agreed to reduce their base salaries effective as of May 1, 2020 through August 31, 2020 as a result of cost cutting initiatives implemented by STRATTEC to address the financial impact caused by the COVID-19 pandemic on our financial performance. Additionally, as described above under footnote 1 to our Summary Compensation Table, our Compensation Committee approved certain actions effective January 1, 2021 to restore Mr. Krejci’s base salary increase retroactive to September 1, 2019, to pay to Mr. Krejci the amount of the deferred merit increase amounts arising since the September 1, 2019 deferral date and to apply the 2.5% merit increase effective as of January 1, 2021 to Mr. Krejci’s target base salary level after the reinstatement of the foregoing deferral.

Post-Employment Compensation

401(k) Plan Benefits

Our U.S.-based executive officers are eligible to participate in our 401(k) plan on the same terms as our other U.S.-based employees. The match in our 401(k) plan is 100% on the first 5% of an employee’s annual wages (up to the federal limit). All of our executive officers participated in our 401(k) plan during fiscal 2021 and received matching contributions in accordance with the foregoing methodology.

Retirement Plan and Supplemental Executive Retirement Plan

We formerly maintained a qualified, noncontributory defined benefit retirement plan (the “Qualified Pension Plan”) covering all executive officers and substantially all other employees in the United States employed by us prior to January 1, 2010. Effective January 1, 2010, an amendment to the Qualified Pension Plan discontinued the benefit accruals for salary increases and credited service rendered after December 31, 2009. Our Board subsequently approved the termination of the Qualified Pension Plan. During our fiscal quarter ended December 30, 2018, we completed a substantial portion of terminating the Qualified Pension Plan and in connection with its termination, distributions from the Qualified Pension Plan trust were made during fiscal 2019 to participants who elected lump sum distributions. Additionally, during fiscal 2019, we entered into an agreement with an insurance company to purchase from us, through a series of annuity contracts, our remaining obligations under the Qualified Pension Plan and, as a result, we settled the remaining obligations under the plan for the remaining participants utilizing funds available in the Qualified Pension Plan trust. As of December 29,

2019, the excess Qualified Pension Plan assets were transferred to our defined contribution 401(k) plan and distributed to eligible STRATTEC employees, which completed the full termination of the Qualified Pension Plan. In connection with such transfer, during fiscal 2020, each of our named executive officers receiving a matching contribution to the 401(k) plan with respect to the transfer of the excess assets in the Qualified Pension Plan to the 401(k) plan.

Prior to termination, under the Qualified Pension Plan, nonbargaining unit employees received an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest 5 years of compensation during the last 10 calendar years of service prior to retirement multiplied by the number of years of credited service, with an offset of 50% of Social Security benefits (prorated if years of credited service are less than 30). Compensation under the qualified defined benefit retirement plan included the compensation as shown in the Summary Compensation Table under the headings “Salary,” “Bonus,” and “Non-Equity Incentive Plan Compensation” subject to a maximum compensation amount set by law.

Our executive officers also participated during fiscal 2021 in a Supplemental Executive Retirement Plan (SERP). The SERP is a non-qualified supplemental retirement plan program which, prior to January 1, 2014, essentially mirrored the Qualified Pension Plan described above, but provided benefits in excess of certain limits placed on our Qualified Pension Plan by the Internal Revenue Code. The benefits provided under the SERP were therefore primarily those that would have been provided under the terms of our Qualified Pension Plan except for the application of the Internal Revenue Code limits. We have created a Rabbi Trust for deposit of the aggregate present value of the benefits described above for our executive officers.

On October 8, 2013, our Board of Directors approved certain amendments to the SERP which amendments were effective as of December 31, 2013. The amendments generally simplified the SERP by revising the benefit calculation formula. Specifically, the amendments to the SERP generally provided for the following:

•	Each participant’s accrued benefit on December 31, 2013 was determined as a lump-sum benefit that was credited to an account established for the participant (the “Conversion Account”).

•	STRATTEC will credit 8% of a participant’s base salary and cash bonus each December 31, beginning with December 31, 2014 (the “Company Defined Contribution Account”) to the participant’s account.

•

As amended, the SERP provides a supplemental retirement benefit to each participant consisting of the Conversion Account, the Company Defined Contribution Account and credited interest on each account. The credited interest rate equals 120% of the long-term Applicable Federal Rate published by the Internal Revenue Service (“AFR”) determined each January 1, credited to the balance of each participant’s account.

•

For the Company Defined Contribution Account, STRATTEC will first credit interest as of January 1, 2016. The interest amount is equal to the participant’s Company Defined Contribution Account balance as of December 31, 2014 multiplied by 120% of the long-term AFR for January 2015. The same method to credit interest is used for each subsequent December 31.

•

For the Conversion Account, STRATTEC first credited interest as of January 1, 2015. The interest amount is equal to the participant’s Conversion Account balance as of December 31, 2013 multiplied by 120% of the long-term AFR for January 2014. The same method to credit interest is used for each subsequent December 31.

•	If a participant has a separation from service during the plan year, STRATTEC will credit interest to the participant account(s) on a pro-rata basis.

•	All participants as of December 31, 2013 were deemed to be vested and individuals who began participating in the SERP on or after January 1, 2014 are subject to a five-year vesting schedule.

•	A lump-sum benefit is the only distribution option available under the SERP.

•	Each participant chooses, by having made an election before the date the participant or employee becomes eligible for the Company Defined Contribution Account, whether the Company Defined

Contribution Account will be paid six months after the participant’s separation from service or whether half will be paid six months after the participant’s separation from service and the remaining half paid 18 months after the participant’s separation from service.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements and change of control employment agreements with each of our named executive officers that provide for severance benefits following a termination of employment, as well as provide employment benefits in connection with a change of control (as defined in the change of control agreements).

The employment agreements with our named executive officers provide that if the executive officer’s employment is terminated as a result of the death or disability of such executive officer, then the executive officer (or his or her beneficiary) is entitled to continuation of the executive officer’s then effective base salary for a period of six months after termination and continuation of health and dental coverage for such six month period after termination of employment; provided, that such period may extend up to twelve months in the event of disability under the STRATTEC self-funded short term disability plan made available to all eligible STRATTEC employees. If the executive officer’s employment is terminated by us without cause (as defined in the employment agreements), then the executive officer will be entitled to continuation (1) of the executive officer’s then effective base salary for twelve months in the case of Mr. Krejci and, for each other executive officer, for a minimum of six months after termination or a maximum of twelve months with each executive officer receiving one month credit for each year of service as an officer of STRATTEC and (2) of health and dental coverage for such six to twelve month period, as applicable. We believe that these severance benefits are important as a recruiting and retention device and represent reasonable consideration in exchange for the noncompetition, confidentiality and other restrictions applicable to the executive officers under the employment agreements.

Each of our named executive officers has also signed a change of control employment agreement which guarantees the employee continued employment following a change of control (as defined in the agreements) on a basis equivalent to the employee’s employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change of control. Such agreements become effective only upon a defined change of control of STRATTEC, or if the employee’s employment is terminated upon, or in anticipation of such a change of control, and automatically supersede any existing employment agreement once they become effective. Under these agreements, if during the employment term (three years from the date of the change of control), the employee is terminated other than for cause (as defined in the agreements) or if the employee voluntarily terminates his or her employment for good reason (as defined in the agreements) or during a 30-day window period one year after a change of control, then the executive officer is entitled to specified severance benefits, including (1) a lump sum payment of three (with respect to Mr. Krejci) or two (with respect to each other named executive officer) times the employee’s annual base salary, (2) a payment equal to the executive officer’s highest annual bonus (which is equal to the highest cash bonus paid to the named executive officer by STRATTEC and its affiliates collectively during the ten fiscal year period immediately preceding the fiscal year during which the change of control has occurred) and (3) continuation of certain fringe and other benefits. Again, we believe that these severance benefits are important as a recruiting and retention device.

The following table sets forth the compensation that each of our named executive officers would have been eligible to receive if the applicable executive officer’s employment had been terminated on the last day of, but prior to, our fiscal year end (June 27, 2021) under circumstances requiring payment of severance benefits as described above other than in connection with a change of control.

Potential Severance Under Employment Agreements

Name	Salary	Benefits (1)	Total
Frank J. Krejci	$547,365	$16,217	$563,582
Patrick J. Hansen	$340,055	$8,105	$348,160
Rolando J. Guillot	$305,814	$24,603	$330,417

(1)	The benefits consist of expenses for the continuation of health and dental coverage for a six to twelve month period, as applicable.

The following table sets forth the compensation that each of our named executive officers would have been eligible to receive if the applicable executive officer’s employment had been terminated on the last day of, but prior to, our fiscal year end (June 27, 2021) under circumstances requiring payment of severance benefits as described above in connection with a change of control.

Potential Severance Payments Under Change of Control Agreements

Following a Change of Control

Name	Salary	Bonus (1)	Benefits (2)	Total

Frank J. Krejci	$1,642,095	$670,731	$48,650	$2,361,476

Patrick J. Hansen	$680,110	$246,191	$16,210	$942,511

Rolando J. Guillot	$611,628	$217,945	$49,205	$878,778

(1)

The bonus amount is based upon a payment equal to the executive officer’s highest annual collective bonus payments (determined as provided in the applicable change of control agreement) that were paid with respect to a fiscal year of STRATTEC during the ten fiscal year period preceding the year of the change of control event.

(2)	The benefits consist of expenses for the continuation of health and dental coverage for a three (with respect to Mr. Krejci) or two (with respect to all other named executive officers) year period.

Additionally, our Amended and Restated Stock Incentive Plan also provides for immediate vesting of all outstanding options and the lapse of any forfeiture provisions or other vesting restrictions on outstanding shares of restricted stock upon a change in control of STRATTEC. The following table sets forth the unvested stock options and shares of unvested restricted stock held by our named executive officers as of June 27, 2021 that would become vested in the event of a change in control of STRATTEC.

Name	Number of Shares Underlying Unvested Options	Unrealized Value of Unvested Options (1)	Number of Shares of Restricted Stock that are Unvested	Unrealized Value of Unvested Restricted Stock (2)
Frank J. Krejci	—	—	8,250	$363,908
Patrick J. Hansen	—	—	5,500	$242,605
Rolando J. Guillot	—	—	5,500	$242,605

(1)

Unrealized value equals the closing market value of our Common Stock as of the last trading day prior to our fiscal year end of June 27, 2021, minus the exercise price, multiplied by the number of unvested stock options as of such date. The closing market value of our Common Stock on the last trading day prior to our fiscal year end of June 27, 2021 was $44.11. Any shares subject to unvested stock options where the exercise price exceeds the closing market value of our Common Stock on such last trading day are deemed to have no unrealized value.

(2)

Unrealized value equals the closing market value of our Common Stock as of the last trading day prior to our fiscal year end of June 27, 2021, multiplied by the number of unvested shares of our Common Stock as of such date. The closing market value of our Common Stock on the last trading day prior to our fiscal year end of June 27, 2021 was $44.11.

DIRECTOR COMPENSATION

General Information

During fiscal 2021, each of our non-employee directors received an annual base retainer fee of $40,000 (or a fee of $90,000 with respect to our Non-Executive Chairman of the Board as described below), a fee of $1,500 for each Board meeting attended and a fee of $1,000 for each committee meeting attended. The respective chairmen of the Board committees received an additional chairman fee of $15,000 for the Audit Committee and $10,000 for each of the Compensation Committee and the Nominating and Corporate Governance Committee. As previously disclosed in our public filings, with respect to fiscal 2020 and fiscal 2021, because of the unprecedented economic conditions that occurred as a result of the COVID-19 virus pandemic and to conserve cash to sustain our business, our Board implemented certain cost-cutting initiatives that included an agreed upon temporary reduction in the annual base cash retainer paid to our outside directors. Accordingly, our Compensation Committee unanimously approved reducing the annual cash base retainer fee payable to the outside directors (other than Mr. Stratton) by 25% commencing with fiscal 2021 and confirmed and approved a reduction in Mr. Stratton’s annual chairman retainer fee by 50% for fiscal 2021 and ratified and confirmed a similar 50% reduction in Mr. Stratton’s annual chairman retainer for fiscal 2020 by eliminating payment of the portion of such annual retainer fee that was payable by STRATTEC to Mr. Stratton in April 2020, which amount represented 50% of the entire such annual chairman retainer fee for fiscal 2020. As a result, with respect to fiscal 2021 each of Mr. Koss, Mr. Zimmer and Mr. Florsheim agreed to a reduction of $5,000 in their annual cash base retainer fee and Mr. Stratton agreed to a reduction of $22,500 in his annual chairman retainer fee. These reductions in the annual cash base retainer fees ended during fiscal 2021.

Additionally, for fiscal 2021, each non-employee member of our Board participated in an incentive plan for non-employee members of the Board of Directors, which we call the Team Incentive Plan for STRATTEC SECURITY CORPORATION for participation by Non-employee Members of the Board of Directors. The purpose of this TIPS Bonus Plan for Non-Employee Members of the Board of Directors is to maximize long-term shareholder value by providing incentive compensation to non-employee directors in a form which relates the financial reward to an increase in our value to our shareholders and to enhance our ability to attract and retain outstanding individuals to serve as non-employee directors. The TIPS Bonus Plan for Non-Employee Members of the Board of Directors provides for the payment of a potential cash bonus to each non-employee director equal to the product of (a) 40% of the director’s retainer and meeting fees for the fiscal year, multiplied by (b) a Company Performance Factor. In general, the Company Performance Factor was determined by reference to the level of STRATTEC’s profit before tax (prior to any bonus accruals for the year and after adjusting for non-controlling interests and for other unusual income or expense items) for the year in excess of a hurdle amount set by the Compensation Committee each year and subject to a maximum payout amount each year equal to 200% of the target amount. For fiscal 2021, (1) the Company Performance Factor equaled 1.8 and (2) our profit before tax and before bonus expense and after non-controlling interest and as adjusted for unusual income or expense items equaled $33,420,000, which amount exceeded the minimum hurdle rate amount and, accordingly, bonus amounts were earned under the TIPS Bonus Plan for Non-Employee Members of the Board of Directors at a rate of 1.8 times the target bonus percentage of 40% noted above.

Our non-employee directors are also eligible participants under our Amended and Restated Stock Incentive Plan and are entitled, subject to the discretion of our Compensation Committee, to receive awards under that plan. Under the terms of this plan, our Compensation Committee has formally approved an annual restricted stock grant to our non-employee directors of an amount equaling approximately $45,000 based on the market value of our Common Stock on the date of the grant of the award. Typically, this stock grant award to our non-employee directors occurs at our Compensation Committee meeting in August of each year. Because we included a proposal at our Annual Meeting of Shareholders on October 6, 2020 to increase the number of shares available for issuance of awards under our Amended and Restated Stock Incentive Plan we deferred approval of the stock grant awards to our non-employee directors until after that Annual Meeting of Shareholders and instead approved the awards to the non-employee directors at a Compensation Committee meeting held after the 2020 Annual Meeting Shareholders. Consistent with the foregoing, on October 6, 2020, our Compensation Committee made specified grants of shares of restricted stock based upon fiscal 2020 performance of 2,100 shares to each of Mr. Stratton, Mr. Koss, Mr. Zimmer and Mr. Florsheim. These shares of restricted stock vest one-third each year over a three year period on the anniversary of the grant date and have all the rights of our shares of Common Stock (including voting rights), other than the right to receive cash dividends while such shares are not vested. These shares of restricted stock had a grant date fair value per share of $21.20 as determined pursuant to FASB Accounting Standards Codification Topic 718.

On August 17, 2021, our Compensation Committee also made specified grants of shares of restricted stock based upon fiscal 2021 performance of 1,050 to each of Mr. Stratton, Mr. Koss, Mr. Zimmer and Mr. Florsheim. These shares of restricted stock vest one-third each year over a three year period on the anniversary of the grant date and have all the rights of our shares of Common Stock (including voting rights), other than the right to receive cash dividends while such shares are not vested. These shares of restricted stock had a grant date fair value per share of $42.15 as determined pursuant to FASB Accounting Standards Codification Topic 718.

Similar to the report traditionally obtained by our Board of Directors from Newport Group regarding executive officer compensation described above, our Board of Directors retained Newport Group in April 2019 to compile a survey of board of director compensation data from a peer group of companies. Newport Group compiled board of director pay practice data from the same industry peer group companies as were included in the Newport Group report prepared in April 2019 on executive officer compensation described above. The data compiled by the survey included an analysis of retainer fees for board and committee service, meeting fees, chairperson fees and incentive compensation. Based upon the survey results, the overall compensation level of our directors was below the median compensation of the directors of the companies included in the survey, with incentive compensation under our TIPS Bonus Plan for Non-Employee Members of the Board of Directors significantly impacting our Board total compensation. Our Board of Directors and our Compensation Committee discussed the results of this survey at meetings held at the end of fiscal 2019 and the beginning of fiscal 2020 and approved changes relating to the compensation of our directors for fiscal 2020 consistent with the amounts and in the categories described above. We have in recent years historically engaged Newport Group (or a similar compensation consultant) every other fiscal year for the purpose of assisting our Compensation Committee in reviewing our compensation practices and levels for our executive officers and directors. Our Compensation Committee determined during the fourth quarter of our fiscal 2021 to not retain an outside compensation consultant this year to assist the Committee in setting director compensation levels for fiscal 2022 as a result of the impact of COVID-19 on generating reliable comparative director compensation data. Instead, after review and discussion, the Compensation Committee unanimously approved increasing the annual cash retainer payable to the outside directors by $5,000 for fiscal 2022. It is expected that the consultant will again be retained to conduct a director compensation study during the spring of 2022 for purposes of setting director compensation for fiscal 2023.

Commencing on September 1, 2012, Mr. Stratton became a non-employee member of our Board of Directors. As a non-employee director and Chairman of our Board, effective September 1, 2012 and thereafter unless changed or modified by approval of our Compensation Committee, Mr. Stratton is entitled to (1) an annual retainer fee currently of $90,000 and (2) board meeting fees and participation in the Amended and Restated Stock Incentive Plan and the TIPS Bonus Plan for Non-Employee Members of the Board of Directors on a basis consistent with our other non-employee directors, as described above. As noted previously, with respect to fiscal 2020 and fiscal 2021, Mr. Stratton agreed to a reduction in his annual chairman retainer fee as a result of the impact of the COVID-19 virus on our financial results.

Director Summary Compensation Table

The following table summarizes the director compensation for fiscal year 2021 for all of our non-employee directors. Mr. Krejci did not receive any additional compensation for his service as an employee director during fiscal 2021 beyond the amounts previously disclosed above in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation	Total

Harold M. Stratton II	$75,000	$44,520	$54,000	$—	$173,520

Michael J. Koss	$57,500	$44,520	$41,400	$—	$143,420

Thomas W. Florsheim, Jr.	$57,500	$44,520	$41,400	$—	$143,420

David R. Zimmer	$62,500	$44,520	$45,000	$—	$152,020

(1)

The amounts in this column reflect the dollar value of long-term equity based compensation awards granted pursuant to the terms of our Amended and Restated Stock Incentive Plan during the fiscal year. These amounts equal the grant date fair value of shares of restricted stock, computed in accordance with FASB Accounting Standards Codification Topic 718. Assumptions used in the calculation of the grant date fair value are included under the caption “Accounting for Stock-Based Compensation” in the Notes to our Consolidated Financial Statements in the fiscal year 2021 Annual Report on Form 10-K filed with the Commission on September 2, 2021 and such information is incorporated herein by reference. As of our 2021 fiscal year end, each of our outside (non-employee) directors held 3,850 shares of unvested restricted stock.

(2)

To the extent amounts are awarded, this column discloses the dollar value of all amounts earned by the director under our Team Incentive Plan for STRATTEC for participation by Non-Employee Members of the Board of Directors for performance in fiscal 2021 which were tied to incentive performance targets. See above “Director Compensation – General Information” for a description of the payout under this plan.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions

During fiscal 2021, other than as described above under Executive Compensation and Director Compensation, STRATTEC did not engage in any related party transactions within the meaning of the rules of the Commission.

Review and Approval of Related Person Transactions

The charter for our Audit Committee provides that one of the responsibilities of our Audit Committee is to review and approve related party transactions in accordance with the listing standards or requirements of the NASDAQ Stock Market. Although we do not currently have a formal written set of policies and procedures for the review, approval or ratification of related person transactions, we do have written procedures in place to identify related party transactions that may require Audit Committee approval. These procedures include annual submission of director and officer questionnaires. Where a related party transaction is identified, the Audit Committee reviews and, where appropriate, approves the transaction based on whether it believes that the transaction is at arm’s length and contains terms that are no less favorable than what we could have obtained from an unaffiliated third party.

PROPOSAL 2: AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK

Background and its Purpose

Our Board of Directors believes it is in the best interest of the Corporation to amend STRATTEC’s Amended and Restated Articles of Incorporation to increase the total number of authorized shares of Common Stock from 12,000,000 shares to 18,000,000 shares (the “Share Increase Amendment”). Our Board approved the Share Increase Amendment by a unanimous vote, subject to the approval of the Share Increase Amendment by the requisite vote of our shareholders at the Annual Meeting, and directed that the Share Increase Amendment be submitted for approval by our shareholders at the Annual Meeting. The general description of the Share Increase Amendment set forth below is qualified in its entirety by reference to the text of the Share Increase Amendment set forth in the form of Articles of Amendment which will be filed with the State of Wisconsin assuming adoption of the Share Increase Amendment at the Annual Meeting by the shareholders and the text of which would result in the amendment and restatement of Article III to the Corporation’s Amended and Restated Articles of Incorporation to read in its entirety as follows:

“ARTICLE III

Capital Stock

The aggregate number of shares which the Corporation shall have authority to issue is 18 million shares, consisting of one class only, designated as “Common Stock,” of the par value of $.01 per share”.

The Corporation is currently authorized to issue 12,000,000 shares of Common Stock, of which 3,887,345 shares were issued and outstanding as of July 30, 2021, 3,606,347 shares were held as treasury shares as of July 30, 2021 and an additional 342,733 were reserved for issuance as of such date under the Stock Incentive Plan and Employee Stock Purchase Plan. The following table reflects the number of issued and outstanding, reserved and unreserved shares of Common Stock as of July 30, 2021:

Shares issued and outstanding:	3,887,345
Treasury shares issued:	3,606,347
Additional shares reserved for issuance under equity incentive plans:	342,733

Total shares of common stock issued and outstanding, held as treasury shares or reserved:	7,836,425

Unreserved shares of common stock available for issuance:	4,163,575

The Board believes that it is in the Corporation’s best interest that it increase the number of shares of authorized Common Stock by an amount that would provide STRATTEC with flexibility as the need to issue shares of Common Stock may arise in the future. The availability of additional shares of Common Stock will enhance STRATTEC’s flexibility in connection with possible future actions, such as financings to raise capital to fund its operations; joint ventures or acquisitions; grants under the Amended and Restated Stock Incentive Plan; and other corporate purposes. The Board will decide whether, when, and on what terms to issue shares in connection with any of the purposes described above or for any other opportunity or need that may arise. Except as otherwise required by applicable law or stock exchange rules, authorized but unissued shares of Common Stock may be issued at such time for such purposes and for such consideration as the Board may determine to be appropriate, without the expense and delay of calling a shareholders’ meeting to authorize additional shares of Common Stock.

The Corporation has no binding arrangements, agreements, or understandings in place at the present time for the issuance or use of the additional shares of Common Stock to be authorized pursuant to the Share Increase Amendment. However, the availability of additional shares of Common Stock for issuance is, in our view, prudent and will afford us flexibility in acting upon financing transactions to strengthen our financial position and/or other business and strategic opportunities that may arise.

Description of the Proposed Amendment

Any authorized shares of Common Stock, if and when issued, would be part of our existing class of Common Stock and would have the same rights and privileges as the shares of Common Stock currently outstanding. The Corporation’s shareholders do not have preemptive rights with respect to the Common Stock, nor do they have cumulative voting rights. Accordingly, should the Corporation issue additional shares of Common Stock, existing shareholders would not have any preferential rights to purchase any of such shares, and their percentage ownership of our then-outstanding Common Stock would be reduced. The increase in the authorized Common Stock would only become effective upon approval of the Share Increase Amendment by our shareholders at the Annual Meeting.

The additional authorized but unissued shares of Common Stock may generally be issued from time to time for such proper corporate purposes as may be determined by our Board of Directors. Our Board of Directors does not intend to solicit further shareholder approval prior to the issuance of additional shares of Common Stock, except as may be required by applicable law or stock exchange rules.

The possible future issuance of shares of Common Stock or securities convertible or exercisable into Common Stock could affect our current shareholders in a number of ways. The issuance of new shares of Common Stock will cause immediate dilution of the ownership interests and the voting power of our existing shareholders. New issuances of Common Stock may also affect the amount of dividends, if any, paid to such shareholders and may reduce the share of the proceeds that they would receive upon the future liquidation, if any, of the Corporation.

In addition, the future issuance of shares of Common Stock or securities convertible or exercisable into shares of Common Stock could:

•

dilute the market price of the Common Stock, to the extent that the shares of Common Stock are issued and sold at prices below current trading prices, or, if the issuance consists of securities convertible or exercisable into Common Stock, to the extent that the securities provide for the conversion or exercise into Common Stock at prices that could be below current trading prices of the Common Stock, which dilution, in each case, may increase the volatility and affect the market value of the Common Stock;

•	dilute the earnings per share, if any, and book value per share of the outstanding shares of the Common Stock; and

•	make the payment of dividends on the Common Stock, if any, potentially more expensive.

Our Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Corporation, and the Share Increase Amendment is not being presented with the intent that it be utilized as a type of anti-takeover device or to secure management’s positions within the Corporation. However, the proposed increase in the authorized Common Stock could be construed as having anti-takeover effects. The availability of a significant amount of authorized but unissued Common Stock could be used by our Board of Directors to make more difficult or discourage an attempt to obtain control of the Corporation by means of a merger, tender offer, proxy contest or other means. Consequently, our Board of Directors could use the additional shares of Common Stock to create voting or other impediments or to discourage persons seeking to gain control of the Corporation. Shares of Common Stock could be sold to purchasers favorable to our Board of Directors in opposing a change of control transaction. The existence of the additional shares of authorized Common Stock could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares of Common Stock also could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Corporation should our Board of Directors consider the action of the entity or person not to be in the best interest of STRATTEC’s shareholders.

Vote Required for Approval

If a quorum exists, the proposal to ratify and approve the Share Increase Amendment requires the votes cast, in person or by proxy, and entitled to vote thereon, for this proposal to exceed the votes cast against this proposal. Abstentions and broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” ratification and approval of the Share Increase Amendment to our Amended and Restated Articles of Incorporation.

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Proposal

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Commission rules and regulations (and consistent with the similar proposal on executive compensation submitted to our shareholders in connection with previous shareholder annual meetings), our Board of Directors has authorized a non-binding advisory shareholder vote to approve the compensation of our named executive officers as reflected in the Executive Compensation section of this Proxy Statement, the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other executive compensation information provided in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to endorse or not endorse our executive pay programs and policies.

We believe that our compensation policies and procedures, which are reviewed and approved by our Compensation Committee, are designed to align our executive officer’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are important to our continued success. Our Compensation Committee periodically reviews and approves our compensation policies and procedures, and periodically reviews our executive compensation programs and takes any steps it deems necessary to continue to fulfill the objectives of our compensation programs.

Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement for a detailed discussion of our executive compensation programs. These programs have been designed to promote a performance-based culture which aligns the interests of our named executive officers and other senior managers with the interests of our shareholders. This includes annual incentive cash compensation based on the named executive officers achieving their individual goals and objectives and STRATTEC achieving specified financial performance measures. A substantial portion of our named executive officers’ compensation is also based on equity awards with long-term vesting requirements.

Accordingly, shareholders are being asked to vote on the following resolution:

“Resolved, that the compensation paid to STRATTEC’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including pursuant to Item 402 of Regulation S-K), including the compensation tables and narrative discussion, is hereby approved by the shareholders of STRATTEC SECURITY CORPORATION.”

Because this shareholder vote is advisory, it will not be binding on the Board of Directors. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required for Approval

If a quorum exists, the approval of the non-binding advisory proposal on our executive compensation described in this Proxy Statement requires the votes cast, in person or by proxy, and entitled to vote thereon, for this proposal to exceed the votes cast against this proposal. Abstentions and broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the non-binding advisory resolution approving our executive compensation.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE

COMMISSION ON FORM 10-K

We are required to file an annual report, called a Form 10-K, with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended June 27, 2021 will be made available, without charge, to any person entitled to vote at the Annual Meeting. The written request related to the foregoing should be directed to Patrick J. Hansen, Office of the Corporate Secretary, STRATTEC SECURITY CORPORATION, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209.

SHAREHOLDER PROPOSALS

Any shareholder who desires to submit a proposal or a nominee director for inclusion in our 2022 Proxy Statement in accordance with Rule 14a-8 must submit the proposal in writing to Patrick J. Hansen, Chief Financial Officer and Secretary, STRATTEC SECURITY CORPORATION, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209. We must receive a proposal by May 5, 2022 (120 days prior to the anniversary of the mailing date of this Proxy Statement) in order to consider the proposal or nominee for inclusion in our 2022 Proxy Statement. For additional information on nominee director proposals, see “Corporate Governance Matters — Director Nominations” above.

Proposals submitted other than pursuant to Rule 14a-8 that are not intended for inclusion in our 2022 Proxy Statement will be considered untimely if received after July 7, 2022 (90 days prior to the anniversary date of the previous year’s annual meeting of shareholders). If a shareholder gives notice of such a proposal after this deadline, Commission rules allow our proxy holders discretionary voting authority to vote against the shareholder proposal to the extent it is properly presented for consideration at the 2022 Annual Meeting of Shareholders.

OTHER MATTERS

Our directors know of no other matters to be brought before the meeting. If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

BY ORDER OF THE BOARD OF DIRECTORS

STRATTEC SECURITY CORPORATION

Patrick J. Hansen, Secretary

Milwaukee, Wisconsin

September 2, 2021

Appendix A

STRATTEC SECURITY CORPORATION

DIRECTOR SELECTION CRITERIA

Business Background, Skills and Experience

In order to be considered as a potential or continuing member of the Board of Directors of STRATTEC SECURITY CORPORATION (the “Corporation”), candidates should have relevant business and industry skills and experience, including a background, demonstrated skills or experience in at least one of the following areas:

•	Substantial recent business experience at the senior management level, preferably as chief executive officer or chief financial officer;

•	International business experience in geographic areas which are significant to the Corporation;

•	Financial expertise or risk assessment, risk management or employee benefit skills or experience;

•	Recent specialized or technical expertise in the automotive or electronics industries or other industries with highly engineered products; and

•	Substantial expertise with respect to strategic planning and related global operational matters.

The Board will consider the desirability of the continued service of directors who change their primary employment. Such directors are expected to tender their resignations to assist the Board in evaluating such desirability on a timely basis.

Personal

Candidates should possess strong personal attributes, including ability, unquestionable integrity and honesty, leadership, independence, interpersonal skills and strong moral values.

Candidates (other than the Chairman of the Board and the President and Chief Executive Officer) should be independent of management and free of potential material conflicts with the Corporation’s interests.

Candidates are generally expected to meet the independence requirements relating to directors under applicable laws and regulations. Nominee directors who are not continuing directors are also required to provide a written affirmation that, among other things, the nominee is not an employee, director or affiliate of any competitor of the Corporation.

Other

In considering any particular candidate, the Board will consider the following additional factors:

•	The candidate’s ability to work constructively with other members of the Board and with management;

•

Whether the candidate brings an appropriate mix of skills and experience that will enhance the diversity and overall composition of the Board. Directors should be selected so that the Board is a diverse body, with diversity reflecting gender, race, ethnicity, national origin, tenure and professional experience. The Board shall endeavor, taking into account the considerations and attributes of directors and director candidates described above, to enhance and maintain diversity on its Board; and

•

Whether the candidate is able to devote the time necessary to properly discharge his or her responsibilities. The Board will consider the number of other boards on which the candidate serves, and the likelihood that such other service will interfere with the candidate’s ability to perform his or her responsibilities to the Corporation.

Candidates will be considered without discrimination because of their race, religion, color, sex, age, national origin, disability, veteran or military status or any other characteristic protected by state, federal or local law.

A-1

STRATTEC

Please detach here

STRATTEC SECURITY CORPORATION 2021 ANNUAL MEETING

1. Election of directors: *(term expiring at the 2024 Annual Meeting)*
   01 Harold M. Stratton II
   02 Thomas W. Florsheim, Jr.
   ☐ Vote FOR the nominees ☐ Vote WITHHELD from the nominees

3. To approve the non-binding advisory proposal on executive compensation.
   ☐ Vote FOR the proposal ☐ Vote AGAINST the proposal ☐ ABSTAIN

Address Change? Mark box, sign, and indicate changes below: ■

Date ______________________

Signature(s) in Box

If signing as attorney, executor, administrator, trustee or guardian, please add your full title as such. If shares are held by two or more persons, all holders must sign the Proxy.

EQ Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ELECTION OF THE NOMINEE DIRECTORS AND “FOR” PROPOSALS 2 AND 3. AFTER VOTING SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. STRATTEC SECURITY CORPORATION 2021 ANNUAL MEETING 1. Election of directors: 01 Harold M. Stratton II Vote FOR Vote WITHHELD (term expiring at the 2024 Annual Meeting) 02 Thomas W. Florsheim, Jr. the nominees from the nominees (To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box to the right.) 2. To approve an amendment to the STRATTEC Amended and Restated Vote FOR Vote AGAINST ABSTAIN the proposal the proposal Articles of Incorporation to increase the number of authorized shares of common Stock from 12 million shares to 18 million shares. 3. To approve the non-binding advisory proposal on executive compensation. Vote FOR Vote AGAINST ABSTAIN the proposal the proposal 4. In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting. THE AFTER BOARD VOTING OF SIMPLY DIRECTORS SIGN, RECOMMENDS DATE, AND RETURN THAT YOU THIS VOTE PROXY “FOR” CARD THE . NOMINEE DIRECTORS AND “FOR” PROPOSALS 2 and 3. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box If signing as attorney, executor, administrator, trustee or guardian, by two or more please persons, add your all full holders title as must such sign . If the shares Proxy are . held

STRATTEC SECURITY CORPORATION ANNUAL MEETING OF SHAREHOLDERS Tuesday, October 5, 2021 8:00 a.m. Central Time Holiday Inn Milwaukee Riverfront Hotel 4700 North Port Washington Road Milwaukee, WI 53212 Proxy Statement for the 2021 Annual Meeting of Shareholders to be Held on October 5, 2021 Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Shareholders to be held on October 5, 2021: This Proxy Statement and the Accompanying Annual Report are Available at www.strattec.com STRATTEC SECURITY CORPORATION 3333 West Good Hope Road proxy Milwaukee, WI 53209 STRATTEC SECURITY CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Frank J. Krejci and Patrick J. Hansen, or either one of them, with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of STRATTEC SECURITY CORPORATION to be held on October 5, 2021 at 8:00 a.m. Central Time, at the Holiday Inn Milwaukee Riverfront Hotel, 4700 North Port Washington Road, Milwaukee, Wisconsin 53212, and at any adjournment thereof, there to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutions may lawfully do by virtue hereof, and revokes all former proxies. Please sign exactly as your name appears hereon, date and return this Proxy. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO GRANT AUTHORITY TO ELECT THE NOMINATED DIRECTORS, TO APPROVE THE AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION FOR STRATTEC INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 12 MILLION SHARES TO 18 MILLION SHARES AND TO APPROVE THE NON-BINDING PROPOSAL ON EXECUTIVE COMPENSATION. IF OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGEMENT OF THE PROXIES APPOINTED. See reverse for voting instructions.